Exhibit 99.1

Exactech 2015 Revenue $241.8 Million,

Net Income $14.8 Million, EPS $1.04

Q4 Revenue $62.7M, Net Income $4.1M, EPS $0.29

Gainesville, Fla. – February 16, 2015 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for extremities, knee, hip, spine and biologics, announced today that revenue for 2015 decreased 3% to $241.8 million from $248.4 million in 2014 and 2015 revenue increased 1% on a constant currency basis.  Diluted earnings per share for the year was $1.04 based on net income of $14.8 million, representing a 10% decrease compared to net income of $16.5 million or $1.18 diluted earnings per share during 2014.

2015 Full Year Highlights and Segment Performance

• Extremity implant revenue increased 7% to $84.4 million, a 8% constant currency increase

• Knee implant revenue decreased 10% to $70.9 million, a 6% constant currency decrease

• Hip implant revenue decreased 2% to $42.7 million, a 3% constant currency increase

• Biologic & spine revenues decreased 5% to $22.6 million, a 1% constant currency decrease

• Other revenues decreased 9% to $21.3 million, a 7% constant currency decrease

2015 Fourth Quarter Highlights and Segment Performance

For the fourth quarter of 2015 revenue was $62.7 million, a decrease of 1% from $63.3 million for the comparable period last year and an increase of 1% on a constant currency basis. Domestic sales increased 7% compared to fourth quarter of 2014. Net income for the fourth quarter of 2015 decreased 19% to $4.1 million, or $0.29 per diluted share, compared to $5.1 million, or $0.36 per diluted share, for the fourth quarter of 2014. Fourth quarter total and segment revenues were as follows:

• Extremity implant revenue increased 5% to $22.9 million, a 6% constant currency increase

• Knee implant revenue decreased 4% to $18.2 million, a 1% constant currency decrease

• Hip implant revenue decreased 4% to $10.8 million, a 1% constant currency decrease

• Biologic & spine revenues decreased 3% to $5.9 million, flat on constant currency basis

• Other revenues decreased 6% to $4.9 million, a 3% constant currency decrease

Management Comment

Exactech CEO and President David Petty said, “2015 was a year of investing both in new product launches and sales channel improvements. We had a modest uplift from the pilot launch of revision hip, knee and shoulder products the last four months of the year despite increased pricing pressures.  We expect to ramp those product launches up to full launch mode over the next six to nine months with the help of improvements we have made in the last 12 months in our domestic sales channel. We saw important growth in our domestic sales in the fourth quarter thanks in part to new sales people and the revision system pilot launches. This was offset by a difficult year in our overseas operations as we faced significant challenges primarily due a strong dollar compared with international currencies. We experienced downturns in several emerging markets experiencing economic difficulties. Outside the U.S., we have taken steps to strengthen our sales and marketing network including the first quarter 2016 acquisition of our Australian distributor, giving us nine directly owned companies outside of the U.S.

“2015 U.S. sales were up 2% to $168.1 million compared with $165.6 million a year ago. International sales decreased 11% in 2015 to $73.7 million and were down 1% on a constant currency basis.  For the fourth quarter of 2015, U.S. sales were up 7% to $44.9 million compared with $41.7 million in the fourth quarter a year ago and International sales decreased 17% to $17.9 million and decreased 10% on a constant currency basis.

“We expect our strong product pipeline and an improved sales force to produce revenue improvement in 2016 and growth on the bottom line. Contributions are expected from the second half release of our Logic CC revision knee, which will further strengthen our knee product line. Also in the 2016 pipeline are our advanced bearing ceramic shoulder, our new total ankle product and revision hip stem. Based on current currency rates, we do not expect currency issues to be a strong headwind in 2016. Regardless of the challenges of currency and economic pressures outside the U.S., our core businesses are solid. We have proven products that produce great patient outcomes, an improved domestic sales operation, an aggressive R&D effort and a company filled with highly competent people at all levels. This gives us confidence in our future,” Petty said.

Chief Financial Officer Jody Phillips said, “While we experienced a challenging year on the sales and profitability front, we made significant improvement in our balance sheet by reducing our debt net of cash by approximately $10 million during 2015.  Full year Gross margins decreased to 69.6% compared with 70.1% for 2014, primarily due to the foreign currency impact.  Total operating expenses for the year decreased 1% to $145.9 million and as a percentage of sales increased to 60.3% from 59.5%, resulting in an operating profit decrease of 15% to $22.3 million.  The $8.1 million constant currency negative impact on sales due to the dollar strengthening during 2015 was difficult for us to offset at the bottom line but with the return to above market growth rates in US sales during the fourth quarter we feel that we have momentum heading into 2016. ”

Looking forward, Exactech released its initial 2016 revenue guidance of $248-$256 million and diluted EPS target of $1.12-$1.18. For the first quarter of 2016, the company anticipates revenues of $62-$65 million and diluted EPS of $0.28-$0.30. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

The company will hold a conference call with CEO David Petty and key members of the management team on Wednesday, February 17th at 10:00 a.m. Eastern Time. The call will cover Exactech’s fourth quarter and year-end 2015 results. Mr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-312-3048 any time after 9:50 a.m. Eastern on February 17th. International and local callers should dial 1-719-325-2452. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=118287. This call will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company

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EXACTECH INC.

manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contactsJulie Marshall or Frank Hawkins

Jody Phillips Hawk Associates

Executive Vice President of Finance &305-451-1888

Chief Financial OfficerE-mail: EXAC@hawkassociates.com

352-377-1140

Media contact
Priscilla Bennett
Vice President, Corporate & Marketing Communication
352-377-1140

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	December 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,713	$10,051
Trade receivables, net of allowances of $1,011 and $946	52,442	50,731
Prepaid expenses and other assets, net	2,552	2,436
Income taxes receivable	486	1,492
Inventories, current	71,429	72,827
Deferred tax assets	1,735	1,620
Total current assets	141,357	139,157

PROPERTY AND EQUIPMENT:
Land	4,494	2,742
Machinery and equipment	37,008	35,434
Surgical instruments	109,152	101,142
Furniture and fixtures	4,655	4,556
Facilities	20,348	19,981
Projects in process	1,218	1,166
Total property and equipment	176,875	165,021
Accumulated depreciation	(96,713)	(84,915)
Net property and equipment	80,162	80,106

OTHER ASSETS:
Deferred financing and deposits, net	858	676
Non-current inventory	23,376	17,465
Product licenses and designs, net	11,121	8,641
Patents and trademarks, net	1,426	1,701
Customer relationships, net	92	203
Goodwill	18,850	13,091
Total other assets	55,723	41,777
TOTAL ASSETS	$277,242	$261,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,932	$13,615
Income taxes payable	603	146
Accrued expenses	9,498	9,194
Other current liabilities	1,956	250
Current portion of long-term debt	—	3,000
Total current liabilities	25,989	26,205

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,178	2,794
Long-term debt, net of current portion	16,000	20,250
Other long-term liabilities	4,686	420
Total long-term liabilities	22,864	23,464
Total liabilities	48,853	49,669

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	142	139
Additional paid-in capital	81,963	76,126
Accumulated other comprehensive loss, net of tax	(11,986)	(8,397)
Retained earnings	158,270	143,503
Total shareholders’ equity	228,389	211,371

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$277,242	$$261,040

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Twelve Month Periods
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014
NET SALES	$ 62,732	$ 63,312	$ 241,838	$ 248,373

COST OF GOODS SOLD	19,066	19,116	73,639	74,244
Gross profit	43,666	44,196	168,199	174,129

OPERATING EXPENSES:
Sales and marketing	23,194	21,894	87,095	89,796
General and administrative	5,680	5,860	22,483	22,692
Research and development	4,995	4,856	19,384	18,377
Depreciation and amortization	4,243	4,255	16,940	16,990
Total operating expenses	38,112	36,865	145,902	147,855

INCOME FROM OPERATIONS	5,554	7,331	22,297	26,274

OTHER INCOME (EXPENSE):
Interest income	2	3	9	16
Other income (loss)	377	25	468	78
Interest expense	(453)	(251)	(1,313)	(1,111)
Foreign currency exchange loss	(269)	(677)	(1,131)	(1,129)
Total other income (expenses)	(343)	(900)	(1,967)	(2,146)

INCOME BEFORE INCOME TAXES	5,211	6,431	20,330	24,128

PROVISION FOR INCOME TAXES	1,063	1,312	5,563	7,640

NET INCOME	$ 4,148	$ 5,119	$ 14,767	$ 16,488

BASIC EARNINGS PER SHARE	$ 0.29	$ 0.37	$ 1.05	$ 1.20

DILUTED EARNINGS PER SHARE	$ 0.29	$ 0.36	$ 1.04	$ 1.18

SHARES - BASIC	14,100	13,837	14,022	13,732

SHARES - DILUTED	14,179	14,083	14,202	14,016

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EXACTECH INC.